Exhibit 99.1

Internet Grows to Nearly 202 Million Domain Names in Third Quarter of 2010

Total Base of Top Level Domains Sees 7 Percent Increase From Last Year

DULLES, VA – November 29, 2010 – The global base of Internet domain names grew by nearly 3.8 million in the third quarter of 2010, according to the latest Domain Name Industry Brief, published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The third quarter of 2010 closed with a base of almost 202 million domain name registrations across all Top Level Domains (TLDs), or a 2 percent increase over the second quarter. Registrations have grown by 13.3 million, or 7 percent year-over-year.

The combined base of .com and .net domain names surpassed 103 million. New .com and .net registrations totaled 7.5 million during the third quarter, an increase of 7 percent from a year ago. The .com/.net renewal rate for the third quarter was 72.8 percent, down from 73.2 percent for the second quarter.1

The base of Country Code Top Level Domains (ccTLDs) was 79.2 million domain names, a 2.4 percent increase from a year ago.

VeriSign’s average daily Domain Name System (DNS) query load during third quarter 2010 was 66 billion per day, with a peak of 78 billion. Compared to the same timeframe in 2009, the daily query average increased 23 percent and the peak grew by 27 percent.

The Decade of the International Internet

The latest Domain Name Industry Brief also spotlights the importance of International Domain Names (IDNs), as the growth of the Internet spreads around the globe.

Over the past decade, the Internet has internationalized its audience, and today the English-speaking world makes up less than 40 percent of Internet users. Africa had less than 5 million Internet users a decade ago; now, it has more than 100 million. And while in 2000, Asia was essentially even with Europe and North America for users, today it has more than those two continents combined.

In the coming decade, the Internet will continue to become a ubiquitous, multi-cultural tool, fueled in part by the adoption of IDNs. By enabling online content and businesses to be represented in local scripts and languages, IDNs help the Internet to expand the power of technology to regions and cultures, and connect the world in new ways. Over the past year, several new IDNs for ccTLDs have been approved. The next step will be approval of IDNs for generic Top Level Domains (gTLDs).

To complement these IDN initiatives, VeriSign is contributing to an industry-led consortium to drive further adoption of IDN capabilities in standard client software. The IDN Software Developer’s Consortium last met in Amman, Jordan on October 29, 2010, and included representatives from Jordan, Saudi Arabia, Russian Federation, Japan, China, Korea, Hong Kong and Australia. The next consortium meeting will be in Cartagena, Colombia during the ICANN meeting.

VeriSign publishes the Domain Name Industry Brief to provide Internet users throughout the world with significant statistical and analytical research and data on the domain name industry and the Internet as a whole. Copies of the 2010 third quarter Domain Name Industry Brief, as well as previous reports, can be obtained at www.verisign.com/domainbrief.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign enables companies and consumers all over the world to connect online with confidence. Additional news and information about the company is available at www.verisign.com.

Contacts

Deana Alvy, dalvy@verisign.com, 703-948-4179

Investor Relations: Nancy Fazioli, nfazioli@verisign.com, 650-316-6569

Editor’s Note

[1]	Renewal rates may deviate a few percentage points in either direction each quarter based upon the composition of the expiring name base and the contribution of specific registrars.

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; the current global economic downturn; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior; the inability of VeriSign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; and the uncertainty of whether Project Apollo will achieve its stated objectives. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

©2010 VeriSign, Inc. All rights reserved. VeriSign, VeriSign Trust, and other related trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc., or its affiliates or subsidiaries in the United States and other countries. All other trademarks are property of their respective owners.